Exhibit 10.28

Summary of Board of Director Compensation Effective January 1, 2009

Annual retainer of $55,500 ($110,000 for the Chairman of the Board);

Meeting fees of $2,000/meeting;

Meeting fees of $1,500/committee meeting ($3,000/committee meeting for Committee Chairmen);

Award of 5,000 shares of restricted Class A common stock upon initial election to the Board of Directors;

After initial election, annual discretionary award of $125,000 in restricted Class A stock, the number of shares to be determined based on the closing market price of the Company’s Class A common stock on the grant date, which is the first business day of January, unless otherwise determined by the Board of Directors;

Reimbursement for travel and lodging expenses incurred in attending meetings;

Eligibility to participate in the Company’s group health insurance plan, a portion of the premiums for which are paid by the Company; and

Ability to convert annual cash compensation into restricted stock under the Company’s 1998 Non-Employee Director Stock Award Plan, as amended and restated.  The number of shares of restricted stock granted is determined based on the closing market price of the Company’s Class A common stock as of the grant date.